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                                                                  EXHIBIT 4(a)-5

                                AMENDMENT NO. 4

                                      TO

                                     PP&L

                         EMPLOYEE STOCK OWNERSHIP PLAN

    WHEREAS, PP&L, Inc. ("PP&L") has adopted the PP&L Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and

    WHEREAS, the Plan was amended and restated effective January 1, 1998, and subsequently amended by Amendment Nos. 1, 2 and 3; and

    WHEREAS, the Company desires to further amend the Plan;

    NOW, THEREFORE, the Plan is hereby amended as follows:

I. Effective January 1, 1999 the following section of Article II is amended to read:

    2.14 "Employee" shall mean any person classified by a Participating Company as an employee of such Participating Company, including officers, shareholders, or directors who are employees, but excluding:

   (d) persons classified by the Participating Company as cooperative associates or college interns, as those terms are defined under Participating Company policy.

    II. Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.

    IN WITNESS WHEREOF, this Amendment No. 4 is executed this _____ day of ________________, 1999.
                                      PP&L, INC.

                                      By:_______________________________________
                                        John M. Chappelear
                                        Vice President-Investments & Pensions